Exhibit 99.2

                                First Banks, Inc.
                               St. Louis, Missouri

Contacts:  Terrance M. McCarthy                   Lisa K. Vansickle
           President and                          Senior Vice President and
           Chief Executive Officer                Chief Financial Officer
           First Banks, Inc.                      First Banks, Inc.
           (314) 854-4600                         (314) 592-5000


Traded:    NYSE
Symbol:    FBSPrA - (First Preferred Capital Trust IV,  an  affiliated trust  of
                     First Banks, Inc.)

FOR IMMEDIATE RELEASE:

      First Banks, Inc. Announces Progress on its Capital Optimization Plan

     St. Louis, Missouri, August 10, 2009. First Banks, Inc. ("First Banks" or the "Company"), the parent company of First Bank, today announced substantial progress with respect to its Capital Optimization Plan (the "Plan").

     During 2008, First Banks initiated the Plan to preserve risk-based capital during the current and continuing economic downturn. First Banks has completed a number of significant actions with respect to the Plan, including the following:

     >> Completion of a cumulative investment of $125.0 million throughout 2008 from existing shareholders into First Bank;

     >> Issuance of $295.4 million of senior preferred stock and a related warrant to the U.S. Treasury pursuant to the Troubled Asset Relief Program's Capital Purchase Program on December 31, 2008;

     >> Reduction of First Banks' net risk-weighted assets by $1.43 billion from $10.25 billion at December 31, 2007 to $8.82 billion at June 30, 2009 which had the effect of increasing the Company's risk-based capital by approximately $142.6 million; and

     >> Significant reduction in certain controllable expenses including, but not limited to, compensation, marketing and business development, travel and entertainment and office supplies.

     In addition to these completed initiatives, First Banks expects to complete the following additional capital optimization initiatives over the course of the next two quarters:

     >> The sale of certain assets and the transfer of certain liabilities of its Texas franchise to Sterling Bank under a purchase and assumption agreement as announced today. The transaction, which is expected to close in the fourth quarter of 2009, is expected to allow for the redeployment of in excess of $50.0 million of risk-based capital through the deposit premium of approximately $30.0 million and the reduction in net risk-weighted assets of $225.5 million, which will have the effect of increasing the Company's risk-based capital by approximately $22.5 million;

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     >>  The engagement of Hovde Financial, Inc. to represent First Banks in the potential divestiture of its Chicago franchise which has approximately $640.5 million and $1.20 billion of loans and deposits at June 30, 2009, respectively; and

     >> The potential sale of other non-core ancillary businesses which would generate approximately $40.0 million to $50.0 million of additional risk-based capital.

     In conjunction with the full implementation of its Plan, First Banks intends to defer regularly scheduled interest payments on its outstanding junior subordinated notes relating to its $345.0 million of trust preferred securities. The terms of the junior subordinated notes and the related trust indentures allow the Company to defer such payments of interest for up to 20 consecutive quarterly periods without default or penalty.

     The deferral of these payments is to begin with the regularly scheduled quarterly interest payments that would otherwise have been made in September and October of this year. During the deferral period, the Company may not, among other things and with limited exceptions, pay cash dividends on or repurchase its common stock or preferred stock nor make any payment on outstanding debt obligations that rank equally with or junior to the junior subordinated notes. Accordingly, the Company also intends to suspend the payment of cash dividends on its outstanding common stock and preferred stock. The Company expects that its deferral of interest on the junior subordinated notes and its suspension of cash dividends on its common stock and preferred stock will preserve approximately $8.0 million per quarter based upon the interest and dividend payments completed in the first and second quarters of 2009.

     At June 30, 2009, First Banks was considered "well-capitalized" with total risk-based, tier 1 risk-based, and tier 1 leverage ratios of 10.72%, 6.73% and 5.89%, respectively. First Banks also had significant available liquidity at June 30, 2009 with cash and cash equivalents of $873.5 million.

     Terrance M. McCarthy, President and Chief Executive Officer of First Banks, said, "As the length and severity of the economic downturn has progressed, we have continued to adjust our business strategies and capital plans accordingly. We continue to position the Company to both survive the storm as well as position it for growth once the downturn subsides. While no one can fully project the future length and severity of the economic cycle, we are managing to the expectation that it could continue for the foreseeable future. During the second quarter of 2009, we saw evidence from our customers that the pace of deterioration is slowing but still continuing. We have been fortunate over the years to have built a successful and valuable franchise and business segments that we can now look to as sources of capital to support the Company's future projected capital needs. The proceeds from these initiatives will be used to support our core banking franchise throughout our Missouri, Illinois, California and Florida markets."

     First Banks had assets of $10.40 billion at June 30, 2009 and currently operates 210 branch banking offices in California, Florida, Illinois, Missouri and Texas. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and institutions. Visit First Banks on the web at www.firstbanks.com.




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                                      # # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about First Banks' plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of First Banks' management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements:
increased  competition  and   its  effect  on   pricing,  spending,  third-party
relationships and revenues; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause First Banks' results to differ materially from those described in the forward-looking statements may be found in First Banks' Annual Report on Form 10-K, as filed with the Securities and Exchange Commission ("SEC") and available at the SEC's internet site (http://www.sec.gov). The forward-looking
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statements in this press release speak only as of the date of the press release, and First Banks does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.